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[SENSE LOGO                                               Fore more information:
 APPEARS HERE]                        Jim Cotter, Sense Technologies, President;
                              Mark Erwin, Sense Technologies, Board of Directors
                                                                    704-335-9579

FOR IMMEDIATE RELEASE

               NEW PRESIDENT APPOINTED AT SENSE TECHNOLOGIES, INC.
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     CHARLOTTE, N.C. (March 20, 2002) - Sense Technologies, Inc., a publicly held company traded on the NASDAQ exchange (SNSG) announced today that James H. Cotter, formerly Vice President of JPMorgan Securities Global Mergers & Acquisitions Group, has been named President and Chief Executive officer.

     The company, which holds exclusive patents on an automotive Doppler radar system that alerts drivers to potential hazards while backing, has recently made significant steps to further develop and commercialize its patent protected technology. The product, Guardian Alert(R), has a sensor that mounts at the rear of a vehicle and a warning indicator inside the vehicle and can detect objects behind a backing vehicle in all weather conditions. The product can be fitted on existing vehicles as well as new cars and trucks. Thousands of Guardian Alert systems are in use on commercial fleets as well as on passenger vehicles today.

     The company also announced that it is in the process of relocating the headquarters and manufacturing to the Charlotte, NC area. This move will allow for the consolidation of its operations around the country to a single site.

     "With the growing demand for improved safety and vehicle protection, we believe Sense Technologies' patented Doppler radar technology will set the standard in the industry," said Board of Directors member Mark Erwin, "Jim Cotter has the talent and experience to take us to the next level." At JPMorgan Securities and its predecessor Chase Securities, Cotter advised clients regarding business strategy, capital formation, restructuring, mergers, acquisitions and divestitures in several industries including automotive parts, consumer products, chemicals and telecommunications. Mr. Cotter received his M.B.A. from Cornell's Johnson Graduate School of Management.

                                     -more-


      501 East Morehead, Suite 3, Charlotte, NC 28202 - 704.335.9579 Phone

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New President Appointed At Sense Tech. March 20
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Forward-Looking Statements

This press release consists of forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

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